THE COMPANIES (GUERNSEY) LAW, 2008

NON-CELLULAR COMPANY LIMITED BY SHARES

MEMORANDUM

and

ARTICLES OF INCORPORATION

of

OKYO PHARMA LIMITED

Incorporated on 3 July 2018

Adopted by special resolution on 25 September 2020

TABLE OF CONTENTS

THE COMPANIES (GUERNSEY) LAW, 2008

NON-CELLULAR COMPANY LIMITED BY SHARES

MEMORANDUM OF INCORPORATION

OF

OKYO PHARMA LIMITED
(the "Company")

1. The Company's name is "**OKYO Pharma Limited**".

2. The Company's registered office will be situated in Guernsey.

3. The Company is a non-cellular company within the meaning of section 2(1)(c) of the Companies (Guernsey) Law, 2008 (the "**Law**").

4. The Company is limited by shares within the meaning of section 2(2)(a)(i) of the Law.

5. The liability of the members is limited to the amount for the time being remaining unpaid on the shares held by each of them respectively.

6. The Company shall have power by special resolution to make provision in this memorandum of incorporation for any matter mentioned in section 15(7) of the Law.

7. The Company shall have power by special resolution to alter any provision in this memorandum of incorporation for any matter mentioned in section 15(7) of the Law.

THE COMPANIES (GUERNSEY) LAW, 2008

NON-CELLULAR COMPANY LIMITED BY SHARES

ARTICLES OF INCORPORATION

of

OKYO PHARMA LIMITED
(the "Company")

1. DEFINITIONS

In these Articles, if not inconsistent with the subject or context, the following words have the following meaning:

AEOI Rules	Means (i) sections 1471 through 1474 of the US Internal Revenue Code 1986, the Treasury Regulations thereunder, and official interpretations thereof; (ii) any legislation, regulations or guidance enacted in or adopted by any jurisdiction that seeks to implement legislation described in (i) above or a similar tax reporting or withholding tax regime, including without limitation any legislation, regulations or guidance relating to the Organisation for Economic Co-operation and Development's "Common Reporting Standard"; (iii) any intergovernmental agreement, treaty or other agreement entered into in order to comply with, facilitate, supplement or implement any legislation, regulations or guidance described in clause (i) or (ii) above; and (iv) any legislation, regulations or guidance that gives effect to any matter described in clauses (i) through (iii) above.
these Articles	The articles of incorporation of the Company in their present form or as from time to time altered.
Authorised Operator	Euroclear UK and Ireland Limited or such other person as may for the time being be authorised under the Regulations to operate an Uncertificated System or the transfer agent of the Company (as applicable).
Board or Directors	The directors of the Company who number not less than the quorum required by these Articles, or, as the case may be, the directors assembled as a board or a committee of the board, or, if the Company only has one director, that director.

Business Day	A day which is not a Saturday, a Sunday, Christmas Day or Good Friday or a day appointed as a public holiday by ordinance of the States of Guernsey under Section 1(1) of the Bills of Exchange (Guernsey) Law 1958.
Certificated or in certificated form	A unit of a security which is not an Uncertificated unit and is normally held in certificated form.
Clear Days	In relation to a period of notice, shall mean that period excluding the day when the notice is served or deemed to be served and the day for which it is given or on which it is to take effect.
the Court	Means the Royal Court of Guernsey sitting as an Ordinary Court.
Default Interests	Shall have the meaning given to it in Article 13.5.1.
Default Notice	Shall have the meaning given to it in Article 15.6.
Default Shares	Shall have the meaning given to it in Article 15.6.
Defaulting Member	Shall have the meaning given to it in Article 15.6.
Dematerialised Instruction	An instruction sent or received by means of an Uncertificated System.
Department Distribution	Shall have the meaning given to it in Article 3.
Direction Notice	Shall have the meaning given to it in Article 13.4.
Dividend	Shall have the meaning ascribed to it by Section 302 of the Law.
a Director	A director of the Company for the time being.
DTRS	Chapter 5 of the Disclosure Guidance and Transparency Rules of the UK Financial Conduct Authority.
Electronic Means	Shall have the meaning ascribed to it by the Law.
Eligible Members	The Members entitled to vote on the circulation date of a Written Resolution.
Interested Party	Shall have the meaning given to it in Article 13.1.
Law	The Companies (Guernsey) Law, 2008.

London Stock Exchange	London Stock Exchange plc.
Member	In relation to shares means the person whose name is entered in the Register as the holder of the shares. In relation to shares of the Company held in an Uncertificated System, means: (a) a person who is permitted by the Authorised Operator to transfer, by means of that system, title to Uncertificated shares of the Company held by him; or (b) two or more persons who are jointly permitted to do so.
Memorandum	The memorandum of incorporation of the Company for the time being current.
month	A calendar month.
Office	The registered office for the time being of the Company.
Ordinary Resolution	A resolution of the Company passed as an ordinary resolution in accordance with the Law by a simple majority of the votes of the Members entitled to vote and voting in person or by attorney or by proxy at a meeting or by a simple majority of the total voting rights of Eligible Members by Written Resolution.
Ordinary Share	Ordinary shares of no par value in the capital of the Company in issue from time to time
Participating Security	A security (including a share) the title to units of which is permitted by an Authorised Operator to be transferred by means of an Uncertificated System.
present or present in person	In relation to general meetings of the Company and to meetings of the holders of any class of shares, includes present by attorney or by proxy or, in the case of a corporate Member, by representative.
Prohibited Resolution	A resolution in the context of a Requisition Request which would, if passed, be ineffective (whether by reason of inconsistency with any

	enactment or the Memorandum or these Articles or otherwise), be defamatory of any person, or be frivolous or vexatious.
Register	The register of Members of the Company to be kept pursuant to the Law which shall, unless the context otherwise requires, include the register required to be kept by the Company under the Regulations and the Rules in respect of Company shares held in Uncertificated Form.
Registrar	Shall mean the Registrar of Companies.
Regulations	The Uncertified Securities (Guernsey) Regulations 2009.
Relevant Electronic Address	Shall have the meaning ascribed to it by the Law.
Requisition Request	A request for the holding of a general meeting of the Company stating the general nature of the business to be dealt with at the meeting which may include the text of a resolution intended to be moved at that general meeting, provided it is not a Prohibited Resolution.
Resident Agent	The resident agent of the Company, if any, as defined by, and as appointed in accordance with the Law.
Rules	The rules, including any manuals, issued from time to time by the Authorised Operator governing the admission of securities to and the operation of the Uncertificated System managed by the Authorised Operator.
Seal	Shall have the meaning given to it in Article 33.
Secretary	Any person appointed to perform any of the duties of secretary of the Company (including an assistant or deputy secretary) and in the event of two or more persons being appointed as joint secretaries any one or more of the persons so appointed.
share	Means an Ordinary Share and/or a depositary receipt or depositary share representing any of the foregoing as the context requires.
Special Resolution	A resolution of the Members passed as a special resolution in accordance with the Law by a majority of not less than seventy five per cent. of

	the votes of the Members entitled to vote and voting in person or by attorney or by proxy at a meeting or by seventy five per cent. of the total voting rights of Eligible Members by Written Resolution.
Transferee Company	Shall have the meaning given to it in Article 39.4.
Unanimous Resolution	A resolution of the Members passed as a unanimous resolution in accordance with the Law by every Member entitled to vote and voting in person or by proxy at a meeting or by all the Eligible Members by Written Resolution.
Uncertificated	A unit of a Guernsey security, title to which is recorded on the relevant Register of Members or on the Company's register of non-share securities, as being held in uncertificated form, and title to which may be transferred by means of an Uncertificated System in accordance with the Regulations and the Rules, if any.
Uncertificated System	Any computer-based system and its related facilities and procedures that are provided by the Authorised Operator and by means of which title to units of a security (including shares) can be evidenced and transferred in accordance with the Regulations without a written certificate or instrument.
Waiver Resolution	A resolution of the Members passed as a waiver resolution in accordance with the Law by a majority of not less than ninety per cent. of the votes of the Members entitled to vote and voting in person or by attorney or by proxy at a meeting or by not less than ninety per cent. of the total voting rights of Eligible Members by Written Resolution.
Written Resolution	A resolution of the Members in writing passed as a written resolution in accordance with the Law.

2. INTERPRETATION

2.1 In these Articles, unless the context or law otherwise requires references to legislation:

2.1.1 include any subordinate legislation (including regulations and orders) made under that legislation, whether before or after the date of these Articles; and

2.1.2 include a reference to such legislation as from time to time amended or re-enacted and, where such legislation has re-enacted or replaced any other legislation, such other legislation,

and references to re-enactment include by way of consolidation or re-writing (whether with or without modification).

2.2 ***share*** includes a fraction of a share and save where these Articles otherwise provide, a fraction of a share shall rank *pari passu* and proportionately with a whole share of the same class.

2.3 ***in writing*** and ***written*** includes the reproduction of words and figures in any visible form including in electronic form.

2.4 Words importing the singular number only shall include the plural number and *vice versa.*

2.5 Words importing a particular gender only shall include any other gender.

2.6 Words importing persons shall include associations and bodies of persons, whether corporate or unincorporated.

2.7 Subject to the preceding paragraphs of this Article and Article 1, any words defined in the Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

2.8 The headings are inserted for convenience only and shall not affect the interpretation of these Articles.

3. STANDARD ARTICLES NOT TO APPLY

The standard articles of incorporation prescribed by the States of Guernsey Commerce and Employment Department (the "**Department**") pursuant to section 16(2) of the Law do not apply to the Company.

4. POWER OF THE DIRECTORS TO ISSUE SHARES

4.1 The Directors may:

4.1.1 exercise the power of the Company for an unlimited duration to issue an unlimited number of shares or grant rights to subscribe for, or convert any security into shares;

4.1.2 issue shares of different types or shares of different classes including but not limited to shares which:

(a) are redeemable shares;

(b) confer preferential rights to distribution of capital or income;

(c) do not entitle the holder to voting rights;

(d) entitle the holder to restricted voting rights;

and the creation or issuance of any such shares or any additional shares ranking equally with an existing type or class of share is deemed not to vary the rights of any existing Member;

4.1.3 subject to Article 6, convert all or any classes of the Company's shares into redeemable shares;

4.1.4 issue shares which have a nominal or par value;

4.1.5 issue shares of no par value;

4.1.6 issue any number of shares they see fit;

4.1.7 issue fractions of a share;

4.1.8 make arrangements on the issue of shares to distinguish between Members as to the amounts and times of payments of calls on their shares;

4.1.9 issue shares that provide for the payment of Dividends and Distributions in differing proportions in accordance with the terms of issue of such shares; and

4.1.10 pay commissions in such manner and in such amounts as the Directors may determine.

4.2 Where an authorisation to issue shares or grant rights to subscribe for or to convert any security into shares specifies and expires on any date, event or circumstance, the Directors may issue shares or grant rights to subscribe for or to convert any security into shares after the expiry of such authorisation if the shares are issued or the rights are granted, in pursuance of an offer or agreement made by the Company before the authorisation expired and the authorisation allowed the Company to make an offer or agreement which would or might require shares to be issued, or rights to be granted, after the authorisation had expired.

4.3 The Company may acquire its own shares (including any redeemable shares) and any shares so acquired by the Company may be cancelled or held as treasury shares in accordance with the requirements of the Law.

4.4 The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking *pari passu* therewith.

5. COMPANY NOT OBLIGED TO RECOGNISE ANY TRUST

No person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

6. VARIATION OF CLASS RIGHTS

6.1 All or any of the rights, privileges, or conditions for the time being attached to any class or group of shares may only be varied:

6.1.1 with the consent in writing from the holders of seventy five per cent. in value of the issued shares of that class (excluding any treasury shares); or

6.1.2 with the sanction of a Special Resolution passed at a separate general meeting of the shareholders of that class sanctioning the variation. To any such meeting all the provisions of these Articles shall *mutatis mutandis* apply, but so that:

(a) the necessary quorum shall be at least two Members of the class or group affected present, holding at least one-third of the voting rights of the class or group affected, for an adjourned meeting, one Member present holding shares of the class in question and where the class has only one Member, the quorum shall be that Member;

(b) where a Member is present by proxy, he is treated as holding only the shares in respect of which the proxies are authorised to exercise voting rights; and

(c) any Member holding shares of the class in question present may demand a poll.

7. CALLS ON SHARES

7.1 Subject to the terms of issue of the shares, the Directors may make calls upon the Members in respect of any moneys unpaid on their shares and each Member shall (subject to receiving at least 14 Clear Days' notice specifying when and where payment is to be made) pay the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may, before receipt by the Company of any sum due thereunder, be revoked in whole or part and payment of a call may be postponed in whole or part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect whereof the call was made.

7.2 A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

7.3 The Directors may, on issue of shares, differentiate between holders as to the amounts and times of payment of calls on their shares. Joint holders of a share shall be jointly and severally liable for the payment of all calls or other moneys in respect thereof.

7.4 Any sum which by the terms of issue of a share is made payable upon issuance or at any fixed date and any instalment of a call shall, for all purposes of this Article, be deemed to be a call duly made and payable on the date fixed for payment, and in case of non-payment the provisions of this Article as to payment of interest and expenses, forfeiture and the like, and all other relevant provisions of this Article shall apply as if such sum or instalments were a call duly made and notified as hereby provided.

7.5 If any Member shall fail to pay on or before the day appointed for payment thereof any call to which he may have become liable, he shall pay interest on the amount in arrears from the day appointed for payment thereof to the time of actual payment, at such rate, to be determined by the Directors from time to time, provided, however, that the Directors may remit the whole or any part of such interest. The Directors may also charge the person obliged to make the call any costs or expenses that have been incurred by the Company due to that non-payment. The Directors may, at their absolute discretion, waive payment of interest or charges under this Article.

7.6 No Member shall be entitled to receive any Dividend or Distribution or to receive notice of or attend or vote at any meeting or upon a poll, or to exercise any privileges as a Member until all

calls or other sums due by him to the Company, whether alone or jointly with any other person, together with interest and expenses (if any) shall have been paid. The Directors may, at their absolute discretion, waive any suspension of rights under this Article.

7.7 The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the moneys payable upon the shares held by him beyond the sums actually called up thereon, and upon the moneys so paid in advance, or so much thereof as from time to time exceeds the amount of the calls then made upon the shares in respect of which such advance has been made, the Company may pay interest at such rate as the Member paying such sum in advance and the Directors shall agree upon, but any amount so for the time being paid in advance of calls shall not unless the Directors shall in any particular instance otherwise determine, be included or taken into account in ascertaining the amount of Dividend or Distribution payable upon the share in respect of which such advance has been made.

8. FORFEITURE

8.1 If any Member fails to pay the whole or any part of a call on the day it becomes due and payable, the Directors may at any time thereafter during such time as the call or any part thereof, or any interest which shall have accrued thereon, remains unpaid, serve a notice.on him requiring him to pay such call or such part thereof as remains unpaid, together with any accrued interest and together with any expenses that may have been incurred by the Company by reason of such non-payment.

8.2 The notice shall name a day, not being less than 14 Clear Days from the date of the notice on or before which the call or such part as aforesaid and all interest and expenses that have accrued by reason of such non-payment are to be paid. It shall also name the place at which payment is to be made and shall state that, in the event of non-payment at or before the time and at the place appointed, the shares in respect of which such call was made will be liable to be forfeited.

8.3 If the notice is not complied with, any shares in respect of which such notice has been given may at any time thereafter, before payment of all calls, interest and expenses due in respect thereof has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all unpaid Dividends, Distributions, and interest due and to become due thereon and any moneys paid up in advance of calls.

8.4 Where any share has been forfeited in accordance with this Article, notice of the forfeiture shall forthwith be given to the holder of the share or the person entitled to the share by transmission, as the case may be, and an entry of such notice having been given of the forfeiture, with the date thereof, shall forthwith be made in the Register opposite the shares, but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice or to make such entry as aforesaid.

8.5 Notwithstanding any such forfeiture as aforesaid, the Directors may, at any time before the forfeited share has been otherwise disposed of, permit the share so forfeited to be reclaimed upon payment of all calls and interest due upon and expenses incurred in respect of the share, and upon such further terms (if any) as they shall think fit.

8.6 Every share which shall be forfeited shall thereupon become the property of the Company and may be either cancelled, sold, re-allotted, re-issued, held as a treasury share or otherwise disposed of by the Directors, either to the person who was before forfeiture the holder thereof

or entitled thereto, or to any other person, upon such terms and in such manner as the Directors shall think fit. The Directors may annul any forfeiture upon such terms as they shall think fit.

8.7 A Member whose shares have been forfeited shall, notwithstanding, be liable to pay to the Company all calls made or payable and not paid on such shares at the time of forfeiture, and interest thereon to the date of payment, and all expenses (whether then payable or not) in the same manner in all respects as if the shares had not been forfeited, and to satisfy all (if any) of the claims and demands which the Company might have enforced in respect of the shares at the time of the forfeiture, without any deduction or allowance for the value of the shares at the time of forfeiture.

8.8 The forfeiture of a share shall involve the extinction at the time of forfeiture of all interest in and all claims and demands against the Company in respect of the share, and all other rights and liabilities incidental to the share, as between the Member whose share is forfeited and the Company.

8.9 A declaration in writing that the deponent is a Director and that a share has been duly forfeited in pursuance of this Article, and stating the time when it was forfeited, shall, as against all persons claiming to be entitled to the share adversely to the forfeiture thereof, be conclusive evidence of the facts therein stated and the new holder thereof shall be discharged from all calls made and other moneys payable prior to such purchase or transfer.

8.10 Upon any sale after forfeiture, or for enforcing a lien in purported exercise of the powers herein given, the Directors may nominate some person to execute a transfer of the share sold in the name and on behalf of the registered holder or his legal personal representative and on such transfer being executed by the purchaser may cause the purchaser's name to be entered in the Register in respect of the shares sold and the purchaser shall not be bound to see to the regularity of the proceedings or to the application of the purchase money, and after his name has been entered in the Register in respect of such shares the validity of the sale shall not be impeached by any person and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

8.11 The holder of a share that has been forfeited ceases to be a Member in respect of that share and the Member's name is deemed to have been removed from the Register on the date of forfeiture.

9. LIEN

9.1 The Company shall have a first and paramount lien on every share (not being a fully paid share) for all money (whether presently payable or not) called or payable at a fixed time in respect of that share, and the Company shall have a first lien on all shares (other than fully paid shares) standing registered in the name of a single person, whether he is the sole registered holder of the share or one of several joint holders, for all money payable by him or his estate to the Company notwithstanding that the same are joint debts or liabilities of such person or his estate and any other person whether a Member or not. The Company's lien on a share shall extend to all Dividends and Distributions payable thereon.

9.2 Subject to the provisions of the Law with respect to Dividends and Distributions, the Directors may at any time, either generally or in a particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of Article 9.1.

9.3 For the purpose of enforcing such lien the Directors may sell the shares subject thereto in such manner as they think fit, but no sale shall be made until such time as the moneys are presently payable and notice in writing stating the amount due and giving notice of intention to sell in default shall have been served on such Member or the person (if any) entitled by transmission to the shares and default shall have been made for 14 Clear Days after such notice. The net proceeds of any such sale shall be applied in or towards satisfaction of the debts, liabilities and engagements aforesaid, the residue (if any) shall be paid to the Member or the person (if any) entitled by transmission to the shares or who would be so entitled but for such sale.

10. TRANSFER OF SHARES

10.1 Any Member may transfer all or any of his shares by instrument in writing in the usual or common form or in any other form which the Directors may approve. The instrument of transfer shall be executed by the transferor (and in the case of partly paid shares by the transferee) and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. Shares of different classes shall not be transferred by the same instrument of transfer.

10.2 Every instrument of transfer shall be left at the Office, or such other place as the Directors may prescribe, with the certificate of every share to be thereby transferred (if any) and such other evidence as the Directors may reasonably require to prove the title of the transferor or his right to transfer the shares; and the transfer and certificate (if any) shall remain in the custody of the Directors but shall be at all reasonable times produced at the request and expense of the transferor or transferee and their respective representatives or any of them. A new certificate (where one was previously issued) shall be delivered to the transferee after the transfer is completed and registered on his application for the same and when necessary a balance certificate shall be delivered to the transferor if required by him in writing.

10.3 The Directors may, in their discretion and without assigning any reasons therefor, refuse to register a transfer of any share to any person of whom they shall not approve as transferee. If the Directors refuse to register a transfer of any share they shall within one month after the date on which the transfer was lodged with the Company send to the transferee notice of the refusal.

10.4 These Articles are subject to, and do not limit or restrict the Company's powers to transfer shares in accordance with, the Uncertificated Securities (Enabling Provisions) (Guernsey) Law, 2005.

11. TRANSFER AND TRANSMISSION OF SHARES

11.1 Under and subject to the Regulations and the Rules, the Board shall have power to implement such arrangements as it may, in its absolute discretion, think fit in order for any class of shares to be admitted to settlement by means of an Uncertificated System. Where it does do so, the provisions of this Article 11 shall commence to have effect immediately prior to the time at which the relevant Authorised Operator admits the class to settlement by means of the relevant Uncertificated System.

11.2 In relation to any class of shares which, for the time being, an Authorised Operator has admitted to settlement by means of its Uncertificated System, and for so long as such class remains so admitted, no provision of these Articles (including for the avoidance of doubt Article 5) shall apply or have effect to the extent that it is in any respect inconsistent with:

11.2.1 the holding of shares of that class in Uncertificated form;

11.2.2 the transfer of title to shares of that class by means of an Uncertificated System; or

11.2.3 the Regulations or the Rules.

11.3 Without prejudice to the generality of Article 11.2 and notwithstanding anything contained in these Articles where any class of shares is, for the time being, admitted to settlement by means of an Uncertificated System:

11.3.1 such securities may be issued in Uncertificated form in accordance with and subject as provided in the Regulations and the Rules;

11.3.2 unless the Board otherwise determines, such securities held by the same holder or joint holder in certificated form and Uncertificated form shall be treated as separate holdings;

11.3.3 such securities may be changed from Uncertificated to Certificated form, and from certificated to Uncertificated form, in accordance with and subject as provided in the Regulations and the Rules;

11.3.4 title to such of the shares as are recorded on the Register as being held in Uncertificated form may be transferred only by means of the Uncertificated System and as provided in the Regulations and the Rules and accordingly (and in particular) no provision of these Articles shall apply in respect of such shares to the extent that those Articles require or contemplate the effecting of a transfer by an instrument in writing and the production of a certificate for the security to be transferred

11.3.5 the Company shall comply in all respects with the Regulations and the Rules;

11.3.6 no provision of these Articles shall apply so as to require the Company to issue a certificate to any person holding such shares in Uncertificated form; and

11.3.7 the permitted number of joint holders of a share shall be four.

11.4 Words and expressions not specifically defined in this Article shall bear the same meaning as those words and expressions defined in the Rules.

11.5 Subject to such of the restrictions of these Articles as may be applicable (including for the avoidance of doubt, Article 13.10):

11.5.1 any Member may transfer all or any of his Uncertificated shares by means of an Uncertificated System in such manner provided for and subject to the Regulations and the Rules and accordingly no provision of these Articles shall apply in respect of an Uncertificated share to the extent that it requires or contemplates the effecting of a transfer by an instrument in writing or the production of a certificate for the shares to be transferred;

11.5.2 any Member may transfer all or any of his Certificated shares by an instrument of transfer in any usual common form or in any other form which the Board may approve; and

11.5.3 an instrument of transfer of a Certificated share shall be signed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee. An instrument of transfer of a Certificated share need not be under seal.

11.6 Every instrument of transfer of a Certificated share shall be left at the Office or such other place as the Board may prescribe with the certificate of every share to be transferred and such other evidence as the Board may reasonably require to prove the title of the transferor or his right to transfer the shares, and the transfer and certificate (if any) shall remain in the custody of the Board but shall be at all reasonable times produced at the request and expense of the transferor or transferee or their respective representatives. A new certificate shall be delivered free of charge to the transferee after the transfer is completed and registered on his application and when necessary a balance certificate shall be delivered if required by him in writing.

11.7 The Board may, in its absolute discretion and without giving a reason, decline to transfer, convert or register any transfer of any share in Certificated form or (to the extent permitted by the Regulations and the Rules) Uncertificated form (subject to Article 11.8 below) which is not fully paid or on which the Company has a lien, provided in the case of a listed or quoted share that this would not prevent dealings in the share from taking place on an open and proper basis on the London Stock Exchange. In addition, the Board may refuse to register a transfer of shares if:

11.7.1 it is in respect of more than one class of shares;

11.7.2 it is in favour of more than four joint transferees; and

11.7.3 in relation to a share in Certificated form, having been delivered for registration to the Office or such other place as the Board may decide, it is not accompanied by the certificate for the shares to which it relates and such other evidence as the Board may reasonably require to prove title of the transferor and the due execution by him of the transfer or, if the transfer is executed by some other person on his behalf, the authority of that person to do so.

11.8 The Board may decline to register a transfer of an Uncertificated share which is traded through an Uncertificated System subject to and in accordance with the Regulations and the Rules where, in the case of a transfer to joint holders, the number of joint holders to whom the Uncertificated share is to be transferred exceeds four.

11.9 If the Board refuses to register the transfer of a share it shall, within two months after the date on which the transfer was lodged with the Company, send notice of the refusal to the transferee.

11.10 To the extent permitted by the Laws the registration of transfers may be suspended at such times and for such periods (not exceeding 30 days in the aggregate in any calendar year) as the Board may decide on giving notice in La Gazette Officielle and either generally or in respect of a particular class of share except that, in respect of any shares which are participating shares held in an Uncertificated System, the Register shall not be closed without the consent of the relevant Authorised Operator.

11.11 No fee shall be payable to the Company in respect of the registration of any transfer, probate, letters of administration, certificate of marriage or death, power of attorney, instruction or other document relating to or affecting the title to any shares.

11.12 On the death of a Member, the survivors where the deceased was a joint holder and the executor or administrator of the deceased where he was a sole holder shall be the only persons recognised by the Company as having any title to or interest in his shares; but nothing herein shall release the estate of a deceased joint holder from any liability in respect of any share jointly held.

11.13 A person so becoming entitled to a share in consequence of the death, bankruptcy or incapacity of a Member or otherwise by operation of law (subject as hereinafter provided), upon supplying to the Company such evidence as the Board may reasonably require to show his title to the share, shall have the right to receive and may give a discharge for all dividends and other money payable or other advantages due on or in respect of the share, but he shall not be entitled to receive notice of or to attend or vote at meetings of the Company, or save as aforesaid, to any of the rights or privileges of a Member unless and until he shall be registered as a Member in respect of the share **PROVIDED ALWAYS THAT** the Board may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within 90 days the Board may thereafter withhold all dividends or other monies payable or other advantages due in respect of the share until the requirements of the notice have been complied with.

12. ALTERATION OF CAPITAL

12.1 Subject as provided elsewhere in these Articles, the Company may by Ordinary Resolution:

12.1.1 consolidate and divide all or any of its share capital into shares of larger amounts than its existing shares;

12.1.2 subdivide all or any of its shares into shares of smaller amounts than is fixed by the Memorandum or Articles or by Ordinary Resolution so, however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived and so that the resolution whereby any share is subdivided may determine that as between the holders of the shares resulting from subdivision one or more of the shares may have such preferred, deferred or other rights over the others as the Company has power to attach to unissued or new shares;

12.1.3 cancel any shares which at the date of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled;

12.1.4 convert the whole, or any particular class, of its shares into redeemable shares;

12.1.5 redesignate or convert the whole, or any particular class, of its shares into shares of another class;

12.1.6 convert all or any of its shares the nominal amount of which is expressed in a particular currency or former currency into shares of a nominal amount of a different currency, the conversion being effected at the rate of exchange (calculated to not less than 3 significant figures) current on the date of the resolution or on such other date as may be specified therein; and

12.1.7 where its share capital is expressed in a particular currency or former currency, denominate or redenominate it, whether by expressing its amount in units or subdivisions of that currency or former currency or otherwise.

12.2 The Board on any consolidation of shares may deal with fractions of shares in any manner.

13. DISCLOSURE OF OWNERSHIP

13.1 The Directors shall have power by notice in writing to require any Member to disclose to the Company the identity of any person other than the Member (an "**Interested Party**") who has any interest (whether direct or indirect) in the shares held by the Member and the nature of such interest or have been so interested at any time during the three years immediately preceding the date on which the notice is issued. For these purposes, a person shall be treated as having an interest in shares if they have any interest in them whatsoever, including but not limited to any interest acquired by any person as a result of:

13.1.1 entering into a contract to acquire them;

13.1.2 being entitled to exercise, or control the exercise of, any right conferred by the holding of the shares;

13.1.3 having the right to call for delivery of the shares; or

13.1.4 having the right to acquire an interest in shares or having the obligation to acquire such an interest.

13.2 Any such notice shall require any information in response to such notice to be given in writing within such reasonable time as the Directors shall determine subject to Article 13.11.2.

13.3 The Company shall maintain a register of Interested Parties and whenever in pursuance of a requirement imposed on a Member as aforesaid the Company is informed of an Interested Party the identity of the Interested Party and the nature of the interest shall be promptly inscribed therein together with the date of the request. At no time shall the Company permit the register of Interested Parties:

13.3.1 to be kept or maintained in the United Kingdom; or

13.3.2 to be inspected by anyone other than a director of the Company.

13.4 If any Member has been duly served with a notice given by the Directors in accordance with Article 13.1 and is in default after the prescribed deadline (as determined by the Directors in accordance with Article 13.2) in supplying to the Company the information thereby required, then the Directors may in their absolute discretion at any time thereafter serve a notice (a "**Direction Notice**") upon such Member.

13.5 A Direction Notice may direct that, in respect of:

13.5.1 any shares in relation to which the default occurred (all or the relevant number as appropriate of such shares being the "**Default Interests**"); and

13.5.2 any other shares held by the Member,

the Member shall not be entitled to vote at a general meeting or meeting of the holders of any class of shares of the Company either personally or by proxy or exercise any other right conferred by membership in relation to meetings of the Company or of the holders of any class of share of the Company.

13.6 Where the Default Interests represent at least one quarter of one per cent. (0.25%) of the number of shares in issue of the class of shares concerned, the Direction Notice may additionally direct that in respect of the Default Interests:

13.6.1 any Dividend or Distribution or the proceeds of any repurchase or repayment on the Default Interests or part thereof which would otherwise be payable on such shares shall be retained by the Company without any liability to pay interest thereon when such money is finally paid to the Member; and

13.6.2 no transfer of the Default Interests held by such Member shall be registered unless:

(a) the Member is not himself in default as regards supplying the information requested; and

(b) when presented for registration the transfer is accompanied by a certificate by the Member in a form satisfactory to the Directors to the effect that after due and careful enquiry the Member is satisfied that no person who is in default as regards supplying such information is interested in any of the shares the subject of the transfer.

13.7 The Company shall send to each other person appearing to be interested in the shares the subject of any Direction Notice a copy of the notice, but failure or omission by the Company to do so shall not invalidate such notice.

13.8 If shares are issued to a Member as a result of that Member holding other shares in the Company and if the shares in respect of which the new shares are issued are Default Interests in respect of which the Member is for the time being subject to particular restrictions, the new shares shall on issue become subject to the same restrictions whilst held by that Member as such Default Interests. For this purpose, shares which the Company procures to be offered to Members *pro rota* (or *pro rota* ignoring fractional entitlements and shares not offered to certain Members by reason of legal or practical problems associated with offering shares outside the United Kingdom or Guernsey) shall be treated as shares issued as a result of a Member holding other shares in the Company.

13.9 Any Direction Notice shall have effect in accordance with its terms for as long as the default, in respect of which the Direction Notice was issued, continues. As soon as practicable after the Direction Notice has ceased to have effect (and in any event within five working days thereafter) the Directors shall procure that the restrictions imposed by Articles 13.5 and 13.6 shall be removed and that any sums withheld pursuant to Article 13.6.1 are paid to the relevant Member.

13.10 For the purpose of enforcing the restrictions referred to in Article 13.6.2 and to the extent permissible under the Regulations and the Rules, if any, the Board may give notice to the relevant Member requiring the Member to change any Default Shares held in Uncertificated form to Certificated form by the time stated in the notice. The notice may also state that the Member may not change any of the Default Shares held in certificated form to Uncertificated form. If the Member does not comply with the notice, the Board may authorise any person to

instruct the operator of the Uncertificated System to change the Default Shares held in Uncertificated form to Certificated form.

13.11 For the purpose of this Article:

13.11.1 a person shall be treated as appearing to be interested in any shares if the Member holding such shares has given to the Company a notification which either (a) names such person as being so interested or (b) fails to establish the identities of those interested in the shares and (after taking into account the said notification and any other relevant notification) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the shares; and

13.11.2 the prescribed deadline in respect of any particular Member is 28 days from the date of service of the said notice in accordance with Article 13.1 except where the Default Interests represent at least one quarter of one per cent. (0.25%) of the number of shares in issue of the class of shares concerned in which case such deadline shall be 14 days.

13.12 Any Member who has been given notice of an Interested Party in accordance with Article 13.1 who subsequently ceases to have any party interested in his shares or has any other person interested in his shares, shall notify the Company in writing of the cessation or change in such interest and the Directors shall promptly amend the register of Interested Parties accordingly.

14. DISCLOSURE OF BENEFICIAL INTERESTS

14.1 The Resident Agent, if any, may by notice in writing require a Member to disclose to the Company whether they are holding their interest in the Company for their own benefit or the benefit of another person and if for the benefit of another person, the required details in respect of that person. A Member who receives such a notice under this Article must comply with that notice within such time as may be specified in the notice. If in the opinion of the Resident Agent, a Member fails, without excuse, to disclose the details required by such notice or makes a statement in response to such notice which is false, deceptive or misleading in a material particular, the Resident Agent shall notify the Company. On receipt of such notice, the Directors may place such restrictions as they think fit on the rights attaching to the Member's interest in the Company including, without limitation any right to transfer the interest, any voting rights, any right to further shares in respect of the shares already held and any right to payment due to the Member's interest, whether in respect of capital or otherwise, forfeit or cancel the Member's interest in the Company. Any shares cancelled in accordance with this Article shall be treated as forfeited for the purposes of Articles 8.7, 8.8 and 8.11.

14.2 The Directors may at any time and from time to time call upon any Member by notice in writing to provide, within the time limit set out in such notice (being at least 14 days after the service of such notice), the Directors with such information, representations, documents, certificates or forms relating to such Member (or its direct or indirect beneficial owners or account holders) that the Directors determine are necessary or appropriate for the Company to:

14.2.1 satisfy any account or payee identification, documentation or other due diligence requirements and any reporting requirements imposed under or relevant to AEOI Rules that apply to the Company or any other company in which the Company has an interest; or

14.2.2 avoid or reduce any tax otherwise imposed by AEOI Rules (including any withholding upon any payments to such Member by the Company).

15. NOTIFICATION OF INTERESTS

15.1 Each Member shall be under an obligation to make notifications in accordance with the provisions of this Article 15.

15.2 If at any time the Company shall have a class of shares admitted to trading on any market operated by the London Stock Exchange, the provisions of DTR5 shall be deemed to be incorporated by reference into these Articles and accordingly the vote Member and issuer notification rules set out in DTR5 shall apply to the Company and each Member.

15.3 For the purposes of the incorporation by reference of DTR5 into these Articles and the application of DTR5 to the Company and each Member, the Company shall (for the purposes of this Article 15 only) be deemed to be a "**non-UK issuer**", as such term is defined in DTR5 (and not, for the avoidance of doubt, an "**issuer**", as such term in defined in DTR5).

15.4 For the purposes of this Article 15 only, defined terms in DTR5 shall bear the meaning set out in DTR5, and if the meaning of a defined term is not set out in DTR5, the defined term shall bear the meaning set out in the Glossary to the UK Financial Conduct Authority Handbook (in such case, read as the definition applicable to DTR5).

15.5 If at any time the Company shall have a class of Shares admitted to trading on any market operated by the London Stock Exchange, the provisions of Section 793 of the UK Companies Act 2006, which provisions are incorporated by reference in these Articles and are available to the Members from the Secretary at no charge, shall apply to the Members of such quoted shares, provided that for the purposes of this Article 15, the following terms shall have the meanings set forth below:

"**public company**" shall mean the Company; and

"**company's shares**" shall mean the class of shares of the Company admitted to trading on any market operated by the London Stock Exchange.

15.6 If the Company determines that a Member (a "**Defaulting Member**") has not complied with the provisions of DTR5 as set forth above with respect to some or all of such shares held by such Member (the "**Default Shares**"), the Company shall have the right by delivery of notice to the Defaulting Member (a "**Default Notice**") to:

15.6.1 suspend the right of such Defaulting Member to vote on the Default Shares in person or by proxy at any meeting of the Company. Such a suspension shall have effect from the date on which the Default Notice is delivered by the Company to the Defaulting Member until a date that is not more than seven days after the Company has determined in its sole discretion that the Defaulting Member has cured the non-compliance with the provisions of DTR5; **PROVIDED THAT** the Company may at any time by subsequent written notice cancel or suspend the operation of a Default Notice; and/or

15.6.2 (i) withhold, without any obligation to pay interest thereon, any dividend or other amount payable with respect to the Default Shares with such amount to be payable only after the Default Notice ceases to have effect with respect to the Default Shares, (ii) render

ineffective any election to receive shares of the Company instead of cash in respect of any dividend or part thereof, and/or (iii) prohibit the transfer of any shares of the Company held by the Defaulting Member except with the consent of the Company or if the Defaulting Member can provide satisfactory evidence to the Company to the effect that, after due inquiry, such Defaulting Member has determined that the shares to be transferred are not Default Shares.

16. CERTIFICATES AND THE REGISTER

16.1 Subject to the Law, the Regulations and the Rules, shares shall be issued in registered form and may be issued and held in Certificated or Uncertificated form as the Board may in its absolute discretion determine.

16.2 If the Company elects to issue share certificates, every Member shall be entitled to receive within one month after issue or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or if the Member shall so request several certificates each for one or more of his shares.

16.3 Every certificate shall be signed in accordance with the common signature of the Company and shall specify the shares to which it relates, provided that in respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders.

16.4 If a share certificate is defaced, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in connection with the matter and generally upon such terms as the Directors shall think fit.

16.5 The Company shall keep a Register in accordance with the Law. The registration of transfers of shares may be suspended at such times and for such a period (not exceeding in aggregate 30 days in any calendar year) as the Directors may determine.

16.6 The Company shall not be bound to register more than four persons as the joint holders of any share or shares. In the case of a share held jointly by more than one person in Certificated form the Company shall not be bound to issue more than one certificate thereof and delivery of a certificate to one of the joint holders shall be sufficient delivery to all.

16.7 In the case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the executors or administrators of the deceased where he was a sole holder, shall be the only person or persons recognised by the Company as having any title to or interest in his shares; but nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share jointly held by him.

16.8 A person entitled to shares in consequence of the death or bankruptcy of a Member shall not be entitled to receive notice of or attend or vote at any meeting, or, save as aforesaid and save as regards the receipt of such Dividends or Distributions as the Directors shall not elect to retain, to exercise any of the rights and privileges of a Member, unless and until he shall have been registered as the holder of the shares.

17. GENERAL MEETINGS

17.1 Subject to the Law and these Articles, the first general meeting of the Company shall be held within a period of not more than 18 months from the day on which the Company was incorporated. Save as provided in the Law, an annual general meeting shall be held once in every calendar year (provided that no more than 15 months may elapse between one annual general meeting and the next) at such time and place as the Directors shall appoint, and in default of an annual general meeting any Member may, not less than 14 days after the last date upon which the meeting ought to have been held, apply to the Court to make such order as the Court thinks fit.

17.2 Meetings other than annual general meetings shall be called general meetings.

17.3 The Directors may whenever they think fit convene a general meeting.

17.4 The Directors are required to call a general meeting in accordance with the Law once the Company has received Requisition Requests to do so from Members who hold more than ten per cent. of such of the capital of the Company that carries the right of voting at general meetings of the Company (excluding any capital held as treasury shares).

17.5 Where the Directors are required to call a general meeting in accordance with Article 17.4 they must call a general meeting within 21 days after the date on which they became subject to the requirement and must hold the general meeting on a date not more than 28 days after the date of the notice convening the meeting.

17.6 Any general meeting may be held in Guernsey, or elsewhere, as the Directors may from time to time determine.

17.7 The provisions of this Article 17 are without prejudice to the rights of Members under the Law to rescind the waiver of the requirement to hold an annual general meeting and without prejudice to any powers of the directors to convene a general meeting without a Member's requisition.

18. NOTICE OF GENERAL MEETINGS

18.1 Unless special notice is required in accordance with the Law, all general meetings shall be called by not less than 14 days' notice in writing. The notice shall specify:

18.1.1 whether the meeting shall be a physical or electronic meeting or a hybrid meeting;

18.1.2 in the case of a physical meeting and/or a hybrid meeting, the place, the date and the time of the meeting;

18.1.3 in the case of an electronic and/or hybrid meeting, the date, time and electronic platform for the meeting, which electronic platform may vary from time to time and from meeting to meeting as the board, in its sole discretion, sees fit;

18.1.4 in the case of any proposed Special Resolution, Waiver Resolution or Unanimous Resolution, the text of such proposed resolution and notice of the fact that the resolution proposed is proposed as a Special Resolution, Waiver Resolution or Unanimous Resolution (as applicable); and

18.1.5 the general nature of the business to be dealt with at the meeting,

18.2 The notice shall be given to such persons as are, by these Articles or the Law, entitled to receive such notices from the Company, provided that a meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in this Article, be deemed to have been duly called if it is so agreed by all the Members entitled to attend and vote thereat.

18.3 The accidental failure to provide notice of a meeting, or to send any other document to a person entitled to receive such notice or document, shall not invalidate the proceedings at that meeting or call into question the validity of any actions, resolutions or decisions taken.

18.4 All Members are deemed to have agreed to accept communications from the Company by Electronic Means in accordance with Article 38.

18.5 A Member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company, is deemed to have received notice of the meeting and, where required, of the purpose for which it was called.

18.6 Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the Register, has been duly given to a person from whom he derives his title.

19. ELECTION AND POWERS OF CHAIRMAN

19.1 The chairman of any general meeting shall be either:

19.1.1 the chairman of the Directors;

19.1.2 in the absence of the chairman or if the Directors have no chairman, then the Directors shall nominate one of their number to preside as chairman;

19.1.3 if neither the chairman of the Directors nor the nominated Director are present at the meeting, then the Directors present at the meeting shall elect one of their number to be the chairman;

19.1.4 if only one Director is present at the meeting then he shall be chairman of the general meeting; or

19.1.5 if no Directors are present at the meeting, then the Members present shall elect a chairman for the meeting by an Ordinary Resolution.

19.2 The chairman of the general meeting shall conduct the meeting in such a manner as he thinks fit and may adjourn the meeting from time to time and from place to place, but no business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. In addition, the chairman may limit the time for Members to speak.

19.3 At an electronic general meeting, the chairman may make any arrangement and impose any requirement or restriction as is:

19.3.1 necessary to ensure the identification of those taking part and the security of the electronic communication; and

19.3.2 proportionate to those objectives.

In this respect, the Company is able to authorize any voting application, system or facility for general meetings as it sees fit.

20. ENTITLEMENT TO ATTEND AND SPEAK

20.1 A Director of the Company shall be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the Company, regardless of whether that Director is a Member of the Company or of the relevant class.

20.2 The Board may resolve to enable persons entitled to attend a general meeting hosted on an electronic platform (such meeting being an electronic meeting) to do so by simultaneous attendance by electronic means with no member necessarily in physical attendance at the electronic general meeting. The members or their proxies present shall be counted in the quorum for, and entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid if the chairman of the general meeting is satisfied that adequate facilities are available throughout the electronic general meeting to ensure that members attending the electronic general meeting who are not present together at the same place may, by electronic means, attend and speak and vote at it.

20.3 Nothing in these Articles prevents a general meeting being held both physically and electronically.

21. PROCEEDINGS AT GENERAL MEETINGS

21.1 All business shall be deemed special that is transacted at a general meeting. All business that is transacted at an annual general meeting shall likewise be deemed special, with the exception of declaring a Dividend or Distribution, the consideration of the accounts, balance sheets, and the reports of the Directors and auditors, the election of Directors and the appointment of and the fixing of the remuneration of the auditors.

21.2 No business shall be transacted at any general meeting unless a quorum is present. Two Members present in person or by proxy and entitled to vote shall be a quorum. Where the Company has only one Member the quorum shall be one Member present at the meeting in person or by proxy.

21.3 Unless the Directors direct otherwise, the rights of a Member to vote at a general meeting are suspended if that Member has failed to pay any sum due and owing on his share, whether that sum is due as a result of a failure to pay a call or otherwise.

21.4 If within half an hour after the time appointed for a meeting a quorum is not present, the meeting, if convened by or upon the requisition of Members as hereinbefore provided, shall be dissolved. If otherwise convened, it shall stand adjourned to the same day in the next week (or if that day be a public holiday in Guernsey to the next working day thereafter) at the same time and place and no notice of such adjournment need be given. At any such adjourned meeting, those Members who are present in person or by proxy shall be a quorum. If no Members are present at the adjourned meeting, the meeting shall be dissolved.

21.5 The chairman, with the consent of any meeting at which a quorum is present may (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully

have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for 14 days or more, seven Clear Days' notice at the least specifying the place, the date and the time of the adjourned meeting shall be given as in the case of the original meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting.

21.6 Every question submitted to a general meeting shall be determined in the first instance by a show of hands of the Members present in person or by proxy or by attorney and entitled to vote, but a poll may be demanded by the chairman or no fewer than five Members having the right to vote on the resolution, or one or more of the Members present in person or by proxy representing at least ten per cent. of the total voting rights of all of the Members having the right to vote on the resolution. Unless a poll is duly demanded in accordance with these Articles, a declaration by the chairman that a resolution has been carried or lost or has or has not been carried by any particular majority and an entry to that effect in the minutes of the proceedings of the Company shall be conclusive evidence of the fact, without proof of the number, proportion or validity of the votes recorded in favour of or against such resolution.

21.7 If a poll is demanded, it shall be taken at the meeting at which the same is demanded or at such other time and place as the chairman shall direct, and the result of such poll shall be deemed the resolution of the meeting. The demand for a poll may be withdrawn.

21.8 The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which a poll has been demanded.

21.9 If a poll shall be duly demanded upon the election of a chairman or on any question of adjournment, it shall be taken at once.

21.10 In case of an equality of votes, either on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place, or at which the poll is taken, as the case may be, shall have a second vote if he is a Member and a casting vote if he is not a Member.

22. VOTES OF MEMBERS

22.1 Subject to any rights or restrictions attached to any shares, on a show of hands, every Member present in person or by proxy and entitled to vote shall have one vote, and on a poll every Member present in person or by proxy shall have one vote for each share held by him, but this provision shall be subject to the conditions with respect to any special voting powers or restrictions for the time being attached to any shares which may be subject to special conditions.

22.2 Where there are joint registered holders of any share any one of such persons may vote at any meeting, either personally or by proxy, in respect of such share as if he were solely entitled thereto; and if more than one of such joint holders be present at any meeting personally or by proxy that one of the said persons so present in person or by proxy whose name stands first in the Register in respect of such share shall alone be entitled to vote in respect thereof.

22.3 Any Member being under any legal disability may vote by his guardian or other legal representative. Any one of such persons may vote either personally or by proxy or by attorney.

22.4 Upon a poll votes may be given personally or by proxy or by attorney and it shall not be necessary for a proxy or attorney to be entitled to attend the meeting in his own right. Deposit

of an instrument of proxy shall not preclude a Member from attending and voting at the meeting or any adjournment thereof.

22.5 Subject to the provisions of the Law, the instrument appointing a proxy shall be in any common form or in such other form as the Directors may approve and whether sent to the Company in writing or in electronic form it shall be made under the hand of the appointor or of his attorney duly authorised in writing or if the appointor is a corporation under its common seal or under the hand of an officer or attorney duly authorised in that behalf.

22.6 The appointment of a proxy and the power of attorney or other authority (if any) under which it is signed, or a copy of such authority certified notarially or in some other way approved by the Directors, shall:

22.6.1 in the case of an instrument in writing (including, whether or not the appointment of proxy is by Electronic Means, any such power of attorney or other authority) be deposited at the Office, or at such other place or places as determined by the Directors or as is specified in the notice convening the meeting or in any notice of any adjourned meeting or in any appointment of proxy sent out by the Company in relation to the meeting, not less than 48 hours (excluding any days which are not Business Days) before the time of the holding of the meeting or adjourned meeting at which the person named in the appointment proposes to vote; or

22.6.2 in the case of an appointment by Electronic Means, where a Relevant Electronic Address has been specified for the purpose of receiving documents or information in electronic form (in the notice convening the meeting, or in any instrument of proxy sent out by the Company in relation to the meeting or in any invitation in electronic form to appoint a proxy issued by the Company in relation to the meeting) be received at such address not less than 48 hours (excluding any days which are not Business Days) before the time for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote,

in default of which the proxy shall not be treated as valid unless the Directors otherwise determine in their discretion.

22.7 Any Member shall be entitled to appoint by power of attorney some person, whether a Member or not, to act as his attorney for the purposes of receiving notices of general meetings and attending general meetings and voting thereat, and upon such power of attorney being deposited at the Office together with a notice from the attorney giving his address, an entry thereof shall be made in the Register and all notices of meetings held during the continuance in force of such power of attorney shall be served upon the attorney thereby appointed as if such attorney were a Member of the Company and registered owner of the shares, and all notices, except where otherwise herein expressly provided, shall be deemed duly served if served upon such attorney in accordance with these Articles, and the attorney shall be entitled to attend any general meetings held during the continuance of his appointment and to vote thereat in respect of the shares of any Member appointing him, such vote to be exercised either personally or by proxy appointed by the attorney in accordance with these Articles. Every such power shall remain in full force notwithstanding the death of or its revocation by other means by the grantor, unless and until express notice in writing of such death or revocation shall have been given to the Company.

22.8 A vote given or poll demanded in accordance with the terms of an instrument of proxy or by the duly authorised representative of a corporation shall be valid notwithstanding the previous determination of the authority of the person voting or demanding a poll, unless a notice of the determination of the proxy, or of the authority under which the proxy was executed, shall have been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which the proxy is used.

22.9 Subject to the Law, a Written Resolution to which the requisite majority of Eligible Members have, within 28 days of the date of circulation of such Written Resolution, signified their agreement shall be as effective as if the same had been duly passed at a general meeting.

23. CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

Any corporation which is a Member may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member.

24. APPOINTMENT OF-DIRECTORS

24.1 Unless otherwise determined by Ordinary Resolution, the number of Directors shall not be subject to any maximum and the minimum number shall be one.

24.2 A person must not be appointed as a Director unless he has, in writing, consented to being a Director and declared that he is not ineligible to be a Director under the Law.

24.3 A Director need not be a Member but shall be entitled to receive notice of and attend all general meetings of the Company.

24.4 No person shall, unless recommended by the Directors, be eligible for election to the office of Director at any general meeting unless not less than three nor more than 21 days before the date appointed for the meeting there shall have been left at the Office notice in writing signed by a Member duly qualified to attend and vote at the meeting for which such notice is given, of his intention to propose such person for election, and also notice in writing signed by that person of his willingness to be elected and containing a declaration that he is not ineligible to be a Director in accordance with the Law.

24.5 The Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors.

24.6 The Company in general meeting may by Ordinary Resolution appoint another person in place of a Director removed from office under Article 29, and without prejudice to the powers of the Directors under Article 24.5 the Company may by Ordinary Resolution appoint any person to be a Director either to fill a casual vacancy or as an additional Director.

25. REMUNERATION OF DIRECTORS

25.1 The remuneration of the Directors shall be determined by the Directors in their absolute discretion on or after the incorporation of the Company. Such remuneration shall be deemed to accrue from day to day.

25.2 The Directors may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings of the Company or in connection with the business of the Company.

25.3 If any Director, being willing, shall be called upon to render or to perform and shall render or perform extra or special services of any kind or shall travel or go or reside in any country not his usual place of residence for any business or purposes of the Company, he shall be entitled to receive such sum as the Directors may think fit for expenses and also such remuneration as the Directors may think fit, either as a fixed sum or as a percentage of profits or otherwise, and such remuneration may, as the Directors shall determine, be either in addition to or in substitution for any other remuneration he may be entitled to receive, and the same shall be charged as part of the ordinary working expenses.

25.4 The Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and make contributions to any fund and pay premiums for the purchase or provision of any such gratuity pension or allowance.

26. DIRECTORS' INTERESTS

26.1 A Director must, immediately after becoming aware of the fact that he is interested in a transaction or proposed transaction with the Company, disclose to the Directors the nature and extent of his interest, in each case unless the transaction or proposed transaction is between the Director and the Company, and is to be entered into in the ordinary course of the Company's business and on usual terms and conditions.

26.2 Subject to the provisions of the Law, and provided that he has disclosed to the other Directors in accordance with the Law the nature and extent of any interest of his, a Director notwithstanding his office:

26.2.1 may be a party to, or otherwise interested in, any transaction or arrangement with the Company, or in which the Company is otherwise interested;

26.2.2 may act by himself or through his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director;

26.2.3 may be a Director or other officer of, or employed by, or a party to any transaction or arrangement with, a shareholder of or otherwise directly or indirectly interested in, any body corporate promoted by the Company, or with which the Company has entered into any transaction, arrangement or agreement or in which the Company is otherwise interested; and

26.2.4 shall not by reason of his office, be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

26.3 For the purposes of this Article:

26.3.1 a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified; and

26.3.2 an interest of which a Director is unaware shall not be treated as an interest of his.

26.4 A Director shall be counted in the quorum at any meeting in relation to any resolution in respect of which he has declared an interest and may vote thereon.

26.5 A Director may continue to be or become a director, managing director, manager or other officer, employee or member of any company promoted by the Company or in which the Company may be interested or with which the Company has entered into any transaction, arrangement or agreement, and no such Director shall be accountable for any remuneration or other benefits received by him as a director, managing director, manager, or other officer or member of any such other company. The Directors may exercise the voting power conferred by the shares in any other company held or owned by the Company or exercisable by them as directors of such other company, in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, managers or other officers of such company, or voting or providing for the payment of remuneration to the directors, managing directors, managers or other officers of such company).

26.6 Any Director who, by virtue of office held or employment with any other body corporate, may from time to time receive information that is confidential to that other body corporate (or in respect of which he owes duties of secrecy or confidentiality to that other body corporate) shall be under no duty to the Company by reason of his being a Director to pass such information to the Company or to use that information for the benefit of the Company, in either case where the same would amount to breach of confidence or other duty owed to that other body corporate.

27. POWERS AND DUTIES OF DIRECTORS

27.1 The business and affairs of the Company shall be managed by, or under the direction or supervision of the Directors who may pay all expenses incurred in promoting and registering the Company, and may exercise all such powers necessary for managing, and for directing and supervising the management of, the business and affairs of the Company as are not, by the Law or by these Articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any of these Articles, to the Memorandum, to the provisions of the Law and to such regulations as may be prescribed by the Company by Special Resolution provided that such regulations are not inconsistent with these Articles, the Memorandum or the Law; but no regulation made by the Company shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

27.2 The Directors shall cause minutes to be made in books provided for the purpose:

27.2.1 of all appointments of officers or appointees made by the Directors and of the terms of reference of such appointments;

27.2.2 of all powers of attorneys made by the Directors;

27.2.3 of the names of the Directors present at all meetings of the Company and of the Directors and of committees of the Directors; and

27.2.4 of all resolutions and proceedings at all meetings of the Company, of the Directors and of committees of the Directors.

27.3 The Directors may make terms of reference including rules of procedure for all or any committees save for committees of directors, which prevail over rules derived from the Articles and in the absence of any such rules, such committees must follow procedures which are based as far as they are applicable on those provisions of the Articles which govern the taking of decisions by Directors.

27.4 A power of attorney given by the Company shall be valid if executed by the Company under the common signature of the Company.

28. DIRECTORS' INSURANCE

To the fullest extent permitted by the Law and without prejudice to the provisions of Article 40, the Directors shall have the power to purchase and maintain insurance for or for the benefit of ' any persons who are or were at any time Directors, officers or employees of the Company, or of any other company which is its holding company or in which the Company or such holding company or any of the predecessors of the Company or of such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or of any such other company, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or the exercise or purported exercise of their powers and/or otherwise in relation to or in connection with their duties, powers or offices in relation to the Company or any other such company or subsidiary undertaking.

29. RETIREMENT AND REMOVAL OF DIRECTORS

29.1 The office of Director shall, ipso facto, be vacated:

29.1.1 if he resigns his office by writing under his hand deposited at the Office, provided that the Company may agree to accept the resignation to take effect on a later date as specified by the resigning Director;

29.1.2 if he shall have absented himself (such absence not being absence with leave or by arrangement with the Directors on the affairs of the Company) from meetings of the Directors for six months in succession and the other Directors shall have resolved that his office shall be vacated;

29.1.3 if he becomes bankrupt, suspends payment or compounds with his creditors, or is adjudged insolvent or has his affairs declared *en desastre* or has a preliminary vesting order made against his Guernsey realty;

29.1.4 if he dies;

29.1.5 if he becomes ineligible to be a Director in accordance with the Law;

29.1.6 if he is removed by resolution of the Directors in writing signed by all his co-Directors (being not less than two in number) provided that, until the date of such written resolution, his acts as a Director shall be as effectual as if his office were not vacated; or

29.1.7 if the Company shall by Ordinary Resolution declare that he shall cease to be a Director.

30. PROCEEDINGS OF DIRECTORS

30.1 The Directors may meet together for the despatch of business, adjourn and otherwise regulate their meetings, as they think fit.

30.2 Questions arising at any meeting shall be decided by a majority of votes and in the case of an equality of votes, the chairman shall have a second or casting vote.

30.3 A Director may, and the Secretary on the requisition of a Director shall, summon a meeting of the Directors.

30.4 Subject to the provisions hereof, a meeting of Directors or of a committee of Directors may be validly held notwithstanding that such Directors may not be in the same place provided that:

30.4.1 they are in constant communication with each other throughout by telephone, television or some other form of communication; and

30.4.2 all Directors entitled to attend such meeting so agree.

A person so participating in the meeting shall be deemed to be present in person and shall accordingly be counted in the quorum and be entitled to vote. Such a meeting shall be deemed to take place where the chairman of the meeting then is.

30.5 The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and, unless so fixed, shall be two, except that where the number of Directors has been fixed at one pursuant to Article 24.1, a sole Director shall be deemed to form a quorum. For the purposes of this Article, an alternate director shall be counted in the quorum at a meeting at which the Director appointing him is not present.

30.6 If and for so long as there is a sole Director, he may exercise all the powers conferred on the Directors by the Articles by resolution in writing signed by him.

30.7 The continuing Directors or sole continuing Director may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of the Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a general meeting of the Company, but for no other purpose.

30.8 The Directors may elect a chairman of their meetings and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes of the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

30.9 The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

30.10 A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

30.11 A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the chairman shall have a second or casting vote.

30.12 All acts done by any meeting of the Directors or of a committee of the Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any of the Directors or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

30.13 A resolution in writing, signed by all the Directors for the time being entitled to receive notice of a meeting of the Directors, shall be as valid and effectual as if it had been passed at a meeting of the Directors duly convened and held, and may consist of several documents in the like form signed by any one or more of the Directors.

31. ALTERNATE DIRECTORS

31.1 Any Director may at any time by writing under his hand and deposited at the Office, or delivered at a meeting of the Directors, appoint any person (including another Director) to be his alternate Director (provided that such appointment is accompanied by a consent to act signed by such person and that such person is eligible to be a Director of the Company under the Law) and may in like manner at any time terminate such appointment.

31.2 The appointment of an alternate Director shall terminate on the happening of any event which if he were a Director would cause him to vacate such office or if his appointor ceases to be a Director.

31.3 An alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally at such meeting to perform all functions of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these presents shall apply as if he (instead of his appointor) were a Director. If he shall be himself a Director, or shall attend any such meeting as an alternate for more than one Director, his voting rights shall be cumulative. If his appointor is unable to act, his signature to any resolution in writing of the Directors shall be as effective as the signature of his appointor. To such extent as the Directors may from time to time determine in relation to any committees of the Directors, the foregoing provisions of this paragraph shall also apply *mutatis mutandis* to any meeting of any such committee of which his appointor is a member.

31.4 An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements or transactions and to be repaid expenses and to be indemnified to the same extent *mutatis mutandis* as if he were a Director but he shall not be entitled to receive from the Company in respect of his appointment as alternate Director any remuneration except only

such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct.

32. SECRETARY

32.1 The Directors may at their discretion appoint such person to be Secretary on such terms as they see fit (including as to remuneration) and for the avoidance of doubt may (but are not obliged to) appoint one of their number to act as both Director and Secretary.

32.2 Where the Company has appointed a Secretary, and without prejudice to the responsibility of any other person or to any other responsibilities he may hold, the functions and responsibilities of the Secretary are those which are set out in any agreement under which the Secretary is appointed from time to time or, failing such agreement the Secretary shall (unless otherwise agreed with the Company) take reasonable steps to ensure:

32.2.1 that all registers and indexes are maintained in accordance with the provisions of the Law;

32.2.2 that all notices and documents required to be filed or served upon the Registrar or other persons are duly so filed or served;

32.2.3 that all resolutions, records and minutes of the Company are properly kept;

32.2.4 that copies of the Memorandum and Articles are kept fully up to date; and

32.2.5 that the Directors are aware of any obligations imposed by the Memorandum and Articles.

32.3 The Secretary may be removed by resolution of the Directors or otherwise in accordance with Article 29 which shall apply mutatis mutandis as if the Secretary were a Director, save that Article 29.1.6 shall not apply.

33. THE SEAL

33.1 The Company may have a common seal (the "**Seal**") and if the Directors resolve to adopt a Seal the following provisions shall apply.

33.2 The Seal shall have the Company's name engraved on it in legible letters.

33.3 The Directors shall provide for the safe custody of the Seal, which shall only be used pursuant to a resolution passed at a meeting of the Directors, or a committee of the Directors authorised to use the Seal, and in the presence of two Directors or of one Director and the Secretary or of such person or persons as the Directors may from time to time appoint, and such person or persons, as the case may be, shall sign every instrument to which the Seal is affixed.

34. RECORD DATES

34.1 Subject to any restriction thereon contained in the Law, for the purposes of serving notices of meetings, whether under the Law or under a provision in these Articles or any other instrument, the Directors may determine that those persons who are entered on the Register at the close of business on a day determined by the Directors shall be persons who are entitled to receive

such notices provided that such day may not be more than 21 days before the day on which the notices of the meeting are sent.

34.2 For the purposes of determining which persons are entitled to attend or vote at a meeting, and how many votes they may cast, the Directors may specify in the notice of the meeting a time, being not more than 48 hours, excluding any days which are not Business Days, before the time fixed for the meeting, by which a person must be entered on the Register in order to have the right to attend or vote at the meeting.

34.3 Notwithstanding any provision to the contrary in these Articles, changes to entries on the Register after the time specified under Article 34.2 shall be disregarded in determining the rights of any person to attend or vote at the meeting unless the Directors in their discretion decide otherwise.

34.4 Subject to any restriction thereon contained in the Law or in the terms of issue of any share in the Company, for the purposes of issuing any share, making any Distribution or paying any Dividend, the Directors may determine that those persons who are entered on the Register at the close of business on a day determined by the Directors shall be the persons who are entitled to receive such shares, Dividends or Distributions.

35. DIVIDENDS, DISTRIBUTIONS AND RESERVES

35.1 The Directors may from time to time authorise Dividends and Distributions to be paid to the Members in accordance with the procedure set out in the Law and subject to any Member's rights attaching to their shares. The declaration of the Directors as to the amount of the Dividend or Distribution available shall be final and conclusive.

35.2 If any share is issued on terms providing that it shall rank for Dividend or Distribution as from a particular date such share shall rank for Dividend or Distribution accordingly.

35.3 The Directors may, in relation to any Dividend or Distribution, direct that the Dividend or Distribution shall be satisfied wholly or partly by the distribution of assets, and in particular of paid up shares, debentures, or other securities of any other company, and where any difficulty arises in regard to the Dividend or Distribution the Directors may settle it as they think expedient, and in particular may authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for Dividend and Distribution purposes of any assets or any part thereof and may determine that cash shall be paid to any Members upon the footing of the value so fixed in order to secure equality of Dividend or Distribution and may vest any assets the subject of a Dividend or Distribution in trustees as may seem expedient to the Directors.

35.4 The Directors may deduct from the Dividends or Distributions payable to any Member all such sums of money as may be due from him to the Company on account of calls or otherwise.

35.5 No Dividend or Distribution shall bear interest against the Company.

35.6 The receipt of the person appearing by the Register to be the holder of any shares shall be a sufficient discharge to the Company for any Dividend or Distribution or other moneys payable in respect of such shares; and where several persons are the joint holders of a share the receipts of any one of them shall be a good discharge to the Company for any Dividends or Distributions or other moneys payable thereon.

35.7 A transfer of shares shall not pass the right to any Dividend or Distribution declared thereon before the registration of the transfer.

35.8 Unless otherwise directed, any Dividend or Distribution may be paid by way of electronic transfer in such manner as agreed between the Member and the Company or by cheque or warrant sent through the post to the registered address of the Member entitled thereto, or in the case of joint holders to that one whose name stands first on the Register in respect of the joint holding and every cheque or warrant so sent shall be payable to the order of the person to whom it is sent, and the payment of any such electronic transfer, cheque or warrant shall operate as a good discharge to the Company in respect of the Dividend or Distribution represented thereby, notwithstanding that it may subsequently appear that the same has been stolen or that the endorsement thereon has been forged.

35.9 All Dividends and Distributions unclaimed for one year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed.

35.10 Any Dividend or Distribution which has remained unclaimed for a period of six years from the date of declaration thereof shall, if the Directors so resolve, be forfeited and cease to remain owing by the Company and shall thenceforth belong to the Company absolutely.

36. ACCOUNTS

36.1 The Directors shall keep proper books of account with respect to all the transactions, assets and liabilities of the Company in accordance with the Law.

36.2 Subject to the Law, the books of account shall be kept at the Office, or at such other place or places as the Directors shall think fit and shall at all times be open to the inspection of the Directors and the Secretary.

36.3 Accounts complying with the provisions of the Law (which for the avoidance of doubt include a profit and loss account and a balance sheet) shall be prepared by the Company. The accounts shall be accompanied by a report of the Directors stating the principal activities and the state and condition of the Company, save where the Directors' duty to prepare a report is exempted or waived in accordance with the Law. The accounts and Directors' report shall be signed on behalf of the Directors by at least one of them.

36.4 Where the Company holds an annual general meeting:

36.4.1 a copy of the accounts and Directors' report (if any) with the auditor's report (if any) attached thereto shall be laid before that meeting; and

36.4.2 a copy of the accounts and Directors' report (if any) with the auditor's report (if any) attached thereto shall be delivered or sent by post to the registered address of the Members or sent by Electronic Means within twelve months of the end of the financial period to which such accounts and reports relate.

36.5 Where the Company is authorised not to hold an annual general meeting and does not do so, a copy of the accounts and Directors' report (if any) with the auditor's report (if any) attached thereto shall be delivered or sent by post to the registered address of the Members or sent by Electronic Means within twelve months of the end of the financial period to which such accounts and reports relate.

37. AUDIT

Unless the Company is eligible pursuant to the Law and the Members pass a Waiver Resolution exempting the Company from the requirement under the Law to have the Company's accounts audited, the Company shall appoint an auditor and the Company's accounts shall be audited in accordance with the Law.

38. NOTICES

38.1 Any Member may notify the Company of a Relevant Electronic Address for the purpose of his receiving communications by Electronic Means from the Company at any time.

38.2 Any document or notice which, in accordance with these Articles, may be transmitted by the Company in electronic form and by Electronic Means shall, if so transmitted, be deemed to be regarded as served immediately after it was transmitted. Proof (in accordance with the formal recommendations of best practice contained in the guidance issued by the United Kingdom Institute of Chartered Secretaries and Administrators) that a communication was transmitted by Electronic Means by the Company shall be conclusive evidence of such transmission.

38.3 A communication by Electronic Means shall not be treated as served by the Company if it is rejected by computer virus protection arrangements.

38.4 A notice may be given by the Company to any Member either personally or in electronic form by Electronic Means or by sending it by post in a pre-paid envelope addressed to the Member at his registered address or by being transmitted to his Relevant Electronic Address by Electronic Means in accordance with this Article. Unless the Law shall specify otherwise a notice shall, unless the contrary is shown, be deemed to have been:

38.4.1 received in the case of a notice sent by post to an address in the United Kingdom, Channel Islands or the Isle of Man, on the second day after the day of posting;

38.4.2 received in the case of a notice sent by post elsewhere, on the third day after the day of posting; and

38.4.3 served in the case of a notice transmitted by Electronic Means, immediately after it was transmitted in accordance with Article 38.2;

excluding, in the first two cases, any day which is not a Business Day.

38.5 All Members shall be deemed to have agreed to accept communication from the Company by Electronic Means (including, for the avoidance of doubt, by means of a website) in accordance with Sections 523, 524 and 526 and Schedule 3 of the Law unless a Member notifies the Company otherwise. Notice under this Article must be in writing and signed by the Member and delivered to the Office or such other place as the Directors decide.

38.6 In the absence of any notice from a Member in accordance with Article 38.5, the Company may, but is not obliged to, satisfy its obligation to send a Member any notice or other document by:

38.6.1 publishing such notice or document on a website; and

38.6.2 notifying him that such notice or document has been so published, specifying the address of the website on which it has been published, the place on the website where it may be accessed, how it may be accessed and

(a) if it is a notice relating to a shareholders' meeting stating (i) that the notice concerns a notice of a Company meeting served in accordance with the Law (ii) the place, date and time of the meeting, (iii) whether the meeting is to be an annual or extraordinary general or class meeting, and (iv) such other information as the Law may prescribe; and

(b) if it is a notice of a Written Resolution or a statement relating to a Written Resolution, the notice must be available on the website throughout the period beginning with the circulation date and ending on the date on which the resolution lapses.

38.7 For the avoidance of doubt, any Relevant Electronic Address specified by a Member to the Company prior to the date of adoption of these Articles for the purpose of communicating by Electronic Means will constitute a notification of that Relevant Electronic Address for the purposes of Article 38.1.

38.8 A notice may be given by the Company to the joint holders of a share by giving the notice to the joint holder first named in the Register in respect of the share.

38.9 A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

38.10 Subject to Article 34.1, notice of every general meeting shall be given in any manner hereinbefore authorised to:

38.10.1 every Member who has supplied to the Company a registered address or Relevant Electronic Address for the giving of notices to him;

38.10.2 every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting;

38.10.3 each Director who is not a Member; and

38.10.4 the Company's auditor (where the Company has one).

No other person shall be entitled to receive notices of general meetings.

38.11 The accidental failure to send, or the non-receipt by any person entitled to, any notice of or other document relating to any meeting or other proceeding shall not invalidate the relevant meeting or other proceeding.

39. WINDING UP

39.1 The Company may be wound up voluntarily if the Members pass a Special Resolution requiring that the Company be wound up voluntarily. Upon the passing of such Special Resolution, the process of voluntary winding up shall commence and the Company shall cease to carry on business except in so far as it may be expedient for the beneficial winding up of the Company. The Company's corporate state and powers shall be deemed to continue until the Company's dissolution.

39.2 If the Company shall be wound up, the surplus assets remaining after payment of all creditors, including the repayment of bank borrowings, shall be divided *pari passu* among the Members *pro rota* to their holdings of those shares which are subject to the rights of any shares which may be issued with special rights or privileges.

39.3 If the Company shall be wound up the liquidator may, with the sanction of a resolution of the Company passed by Special Resolution and any other sanction required by the Law, divide amongst the Members *in specie* or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

39.4 Where the Company is proposed to be or is in the course of being wound up and the whole or part of its business or property is proposed to be transferred or sold to another company (the "**Transferee Company**") the liquidator may, with the sanction of an Ordinary Resolution conferring either a general authority on the liquidator or an authority in respect of any particular arrangement, receive in compensation or part compensation for the transfer or sale, shares, policies or other like interests in the Transferee Company for distribution among the Members or may enter into any other arrangement whereby the Members may, in lieu of receiving cash, shares, policies or other like interests, or in addition thereto, participate in the profits of or receive any other benefits from the Transferee Company.

40. INDEMNITY

40.1 The Directors (including any alternate Director), Secretary and other officer or employee for the time being of the Company shall be indemnified out of the assets of the Company to the fullest extent permitted by the Law from and against all actions, costs, charges, losses, damages and expenses in respect of which they may lawfully be indemnified which they or any of them shall or may incur or sustain by reason of any contract entered into or any act done, concurred in, or omitted, in or about the execution of their duty or supposed duty or in relation thereto.

41. INSPECTION OF REGISTERS AND OTHER RECORDS

41.1 A Director shall be entitled at any time to inspect the Register, the minute books, the annual validation, the register of Directors and secretaries and the index, if any, of Members.

41.2 A Member shall be entitled in accordance with the Law, to inspect the Register and the other documents mentioned in Article 41.1 other than the minutes of proceedings at Directors' meetings.

41.3 Any person who is not a Director or a Member shall be entitled on fulfilling the requirements in the Law to inspect the Register, the register of Directors and secretaries and the index, if any, of Members.

41.4 The rights of inspection herein referred to shall be exercisable between 9 a.m. and 5 p.m. on any Business Day.

41.5 Subject to Article 41.1, no Member shall (as such) have any right of inspecting any accounting records or other books or documents of the Company except as conferred by the Law or authorised by the Directors or by Ordinary Resolution.

42. COMMON SIGNATURE

The common signature of the Company may be the Company's name with the addition of the signature(s) of one or more officer(s) of the Company authorised generally or specifically by the Directors for such purpose, or such other person or persons as the Directors may from time to time appoint; or if the Directors resolve that the Company shall have a common seal, the common seal of the Company affixed in such manner as these Articles may from time to time provide, as the Directors may from time to time determine either generally or in any particular case.

43. AEOI RULES WITHHOLDING AND DISCLOSURE

The Company or its agents shall, if required to do so under the legislation of any jurisdiction to which any of them are subject, be entitled to release or disclose any information in their possession regarding the Company or its affairs or any of its Members (or their direct or indirect owners or account holders), including without limitation information required under any AEOI Rules. The Company or its agents may disclose to other persons any information in their possession regarding the Company or its affairs or any of its Members (or their direct or indirect owners or account holders) if and to the extent such other person requires that information in order to comply with AEOI Rules applicable to it. In making payments to or for the benefit of Members, the Company may also make any withholding or deduction required by any AEOI Rules.

44. UNTRACEABLE SHAREHOLDERS

44.1 The Company shall be entitled to sell (at a price which the Company shall use its reasonable endeavours to ensure is the best obtainable) the shares of a Member or the shares to which a person is entitled by virtue of transmission on death or insolvency or otherwise by operation of law if and provided that:

44.1.1 during the period of not less than 12 years prior to the date of the publication of the advertisements referred to below (or, if published on different dates, the first thereof) at least three dividends in respect of the shares in question have become payable and no dividend in respect of those shares has been claimed;

44.1.2 the Company shall following the expiry of such period of 12 years have inserted advertisements in a national newspaper and in a newspaper circulating in the area in

which the last known address of the Member or the address at which service of notices may be effected under these Articles is located giving notice of its intention to sell the said shares; and

44.1.3 during the period of three months following the publication of such advertisements (or, if published on different dates, the last thereof) the Company shall have received indication neither of the whereabouts nor of the existence of such Member or person.

44.2 To give effect to any sale referred to in Article 44.1 the Directors may appoint any person to execute as transferor an instrument of transfer of the said shares and such instrument of transfer of the said shares shall be as effective as if it had been executed by the registered holder of, or person entitled by transmission to, such shares and the title of the purchaser or other transferee shall not be affected by any irregularity or invalidity in the proceedings relating thereto. The net proceeds of sale shall belong to and be an asset of the Company to be used in any manner in accordance with these Articles and, for the avoidance of doubt, upon completion of such sale the Company shall owe no debt or liability in respect of such shares to any former Member or such other person previously entitled to the shares.